            INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer Municipal Bond Fund:

We consent to the use in this Registration Statement of Oppenheimer Municipal
Bond Fund of our report dated August 21, 2003, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Auditors" appearing in the Statement of Additional
Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
September 24, 2003